Exhibit 99.1

Hour Loop Reports Full Year 2022 Results

Demonstrates Strong Revenue Growth Despite Challenging

e-Commerce Environment

Provides Full Year 2023 Revenue and Net Income Guidance

Redmond, WA, March 31, 2023 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the year ended December 31, 2022.

Financial Highlights for 2022:

●	Net revenues increased 52.8% to $95.9 million in 2022, compared to $62.8 million in 2021.
●	Net loss totaled $1.5 million, compared to net income of $4.8 million in 2021.
●	Cash used in operating activities in 2022 was $11.6 million, compared to cash provided by operating activities of $7.8 million in 2021.

Management Commentary

“We are pleased to report our full year 2022 results, in which we delivered great performance in terms of revenue growth,” said Sam Lai, CEO of Hour Loop. “The revenue growth rate for the fourth quarter and full year 2022 were 63.1% and 52.8%, respectively, compared with the year-ago period.

“However, our gross margin was negatively impacted by the challenging e-commerce environment and intense competition caused by high inventory levels across the industry. Our operating expenses also increased because of increased platform, advertising, and storage fees paid to Amazon, and a significant increase in our labor force. Despite disappointing margins, we believe we’ve built a solid foundation in 2022 to generate strong growth for the years to come. We also plan to make improvements on profitability.”

Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see strong demand for our products during the first two months of 2023. We are confident in our ability to continue delivering values to our vendors, customers, and shareholders.

Full Year 2022 Financial Results

Net revenues in 2022 were $95.9 million compared to $62.8 million in 2021. The increase was primarily due to continued growth and maturity in our operating model, despite the overall e-commerce traffic slowdown and intense competition.

Gross profit percentage decreased 4.3% to 51.1%, compared to 55.4% of total revenues in the comparable period a year ago. The decrease was a function of heightened inflationary environment causing higher cost of goods sold, increased FBA fees, and intense competition.

Operating expenses increased 73.7% to $50.9 million compared to $29.3 million in the year- ago period. This was a function of increased platform, advertising, and storage fees paid to Amazon, and a significant increase in our labor force.

Net loss in 2022 was $1.5 million, or $0.04 per diluted share, compared to net income of $4.8 million, or $0.14 per diluted share, in 2021. The decrease was driven by increased costs and expenses as a result of the reasons mentioned above.

As of December 31, 2022, the Company had $4.6 million in cash and cash equivalents, compared to $10.6 million as of December 31, 2021. This decrease was driven by the growth of inventory and labor force.

Inventories as of December 31, 2022, were $18.7 million compared to $7.0 million as of December 31, 2021. The Company intentionally invested heavily in inventories for strategic reasons.

Full Year 2023 Financial Outlook

For the full year 2023, the Company is providing guidance for gross revenue to be in the range of $112 million to $122 million, representing 10% to 20% year-over-year growth. The Company expects 2023 net income to be in the range of $0.5 million to $4 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. The Company further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, the Company has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. The Company’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists the Company in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to the Company’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department

finance@hourloop.com

HOUR LOOP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2022 and 2021

	December 31,	December 31,
	2022	2021

ASSETS
Current assets
Cash and cash equivalents	$4,562,589	$10,592,572
Accounts receivable, net	352,379	125,991
Inventory, net	18,801,529	7,041,864
Prepaid expenses and other current assets	741,243	965,298
Total current assets	24,457,740	18,725,725

Property and equipment, net	274,195	15,667
Deferred tax assets	549,320	45,488
Right-of-use lease assets	450,721	30,111

TOTAL ASSETS	$25,731,976	$18,816,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term loan	$652,316	$-
Accounts payable	11,883,253	9,539,258
Accrued expenses and other current liabilities	1,583,930	1,282,161
Due to related parties	-	5,214,794
Income taxes payable	-	126,333
Operating lease liabilities-current	385,216	-
Total current liabilities	14,504,715	16,162,546

Non-current liabilities
Operating lease liabilities-non-current	64,945	-
Due to related parties	4,329,460	-
Total non-current liabilities	4,394,405	-
Total liabilities	18,899,120	16,162,546
Commitments and contingencies		-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and 2021	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,047,828 and 33,300,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	3,506	3,330
Additional paid-in capital	5,675,320	4,291
Retained earnings	1,177,072	2,654,695
Accumulated other comprehensive loss	(23,042)	(7,871)
Total stockholders’ equity	6,832,856	2,654,445

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,731,976	$18,816,991

The accompanying footnotes are an integral part of these audited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the years Ended December 31, 2022 and 2021

	2022	2021

Revenues, net	$95,930,091	$62,792,981
Cost of revenues	(46,942,770)	(27,984,335)

Gross profit	48,987,321	34,808,646

Operating expenses
Selling and marketing	42,221,425	25,098,497
General and administrative	8,685,254	4,236,000
Total operating expenses	50,906,679	29,334,497

(Loss) income from operations	(1,919,358)	5,474,149

Other (expenses) income
Other expense	(17,520)	(12,299)
Interest expense	(144,479)	(56,509)
Other income	141,571	87,637
Total other (expenses) income, net	(20,428)	18,829

(Loss) income before income taxes	(1,939,786)	5,492,978
Income tax benefit (expense)	462,163	(709,205)

Net (loss) income	(1,477,623)	4,783,773

Other comprehensive loss
Foreign currency translation adjustments	(15,171)	(4,690)

Total comprehensive (loss) income	$(1,492,794)	4,779,083

Basic and diluted (loss) income per common share	$(0.04)	0.14
Weighted-average number of common shares outstanding	34,991,666	33,300,000

The accompanying footnotes are an integral part of these audited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years Ended December 31, 2022 and 2021

	2022	2021

Cash flows from operating activities
Net (loss) income	$(1,477,623)	$4,783,773
Adjustments to reconcile of net (loss) income to net cash (used in) provided by operating activities:
Depreciation expenses	79,084	448
Noncash lease expenses	310,161	73,343
Noncash forgiven borrowing	-	(27,012)
Inventory allowance	657,543	(246,593)
Stock-based compensation	91,013	-
Changes in operating assets and liabilities:
Accounts receivable	(226,388)	90,716
Inventory	(12,417,208)	(2,433,382)
Prepaid expenses and other current assets	(352,113)	(602,911)
Deferred Tax Assets	(503,832)	(45,488)
Accounts payable	2,343,995	6,335,002
Accrued expenses and other current liabilities	175,436	(102,312)
Operating lease liabilities	(283,244)	(61,527)
Net cash (used in) provided by operating activities	(11,603,176)	7,764,057

Cash flows from investing activities:
Purchases of property and equipment	(339,518)	(16,115)
Net cash used in investing activities	(339,518)	(16,115)

Cash flows from financing activities:
Payments to related parties	138,854	3,023
Repayments from related parties	(1,024,188)	-
Capital contribution	-	2,800
Distribution to stockholders	-	(2,132,000)
Proceeds from Issuance of shares	5,580,192	-
Prepaid expenses and other current assets	576,168	-
Proceeds from Short-term debt	652,316	-
Net cash provided by (used in) financing activities	5,923,342	(2,126,177)

Effect of changes in foreign currency exchange rates	(10,631)	2,743

Net (decrease) increase in cash and cash equivalents	(6,029,983)	5,624,508

Cash and cash equivalents at beginning of the year	10,592,572	4,968,064

Cash and cash equivalents at end of the year	$4,562,589	$10,592,572

The accompanying footnotes are an integral part of these audited condensed consolidated financial statements.